UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (date of earliest event reported): August 7, 2009

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 7, 2009, Office Depot BS (the “Company”), a French subsidiary of Office Depot, Inc., entered into a standby, confirmed receivables assignment agreement (the “Agreement”) by and between the Company and Fortis Commercial Finance (“Fortis”) that provides the Company, at the Company’s election upon the Company’s activation of the Agreement, with the ability to sell without recourse up to EUR60,000,000 (approximately US$85,000,000 based on current exchange rates), of its commercial receivables at any point in time. The Company has not made any assignments under the Agreement and will not receive any funds until the Company chooses to activate such Agreement.

Pursuant to the Agreement, the Company may activate the facility upon three working days written notice to Fortis for assignments up to EUR19,500,000 and within 10 working days for any amount beyond that sum and up to EUR60,000,000. Upon any assignment, the Company will pay Fortis a factoring fee of 0.22% of the amount of the assigned receivables subject to an annual minimum of EUR250,000. In addition, if the Company chooses to take an advance against the assigned receivables, the Agreement currently provides for the payment of a financing fee equal to the Euribor rate plus 2.20% per annum, excluding value added taxes. Such financing fee will decrease as of January 1, 2010 based on market conditions, subject to a floor of the Euribor rate plus 1.80% per annum, excluding value added taxes. Until such time as the Agreement is activated such that the Company has decided to sell commercial receivables, the Company will pay Fortis a monthly commitment fee and confirmation fee of 1.30% of the committed amount, equaling EUR65,000 per month (and neither the factoring fee nor the financing fee will be payable during such period). In addition, if the Company activates the Agreement, Fortis will establish a reserve equal to 20% of each assignment, which reserve is intended to cover the amount of the dilutions and bad debts corresponding to situations of declared insolvency of account debtors, with such amounts being applied to such dilutions and bad debts twice per month based on actual experience.

Under the terms of the Agreement, Fortis will provide the facility for three month periods, renewed daily from the date of the Agreement until the termination of the Agreement. In certain circumstances, Fortis will be authorized to increase the period of its confirmed commitment up to six months. If the confirmed commitment is increased, the rate that the Company will pay to Fortis to keep the facility available to the Company will increase by 10 basis points. The Company and Fortis each have the right to terminate the Agreement subject to a three month written notice. Fortis has the right to terminate the Agreement immediately in the case of a change of control, upon any substantial change in the Company’s legal or business situation, substantial deterioration of the Company’s financial situation or any serious failure by the Company to fulfill its contractual obligations. The Agreement also provides that the Company and Fortis will negotiate a supplemental agreement that sets forth requirements for the Company’s operating and accounting matters. If the Company and Fortis do not finalize and execute the supplemental agreement before September 30, 2009, the Agreement will be terminated on that date, without any recourse for either party to claim damages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: August 11, 2009	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary

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